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                                                                    EXHIBIT 20.1


HARMONIC LIGHTWAVES


FOR IMMEDIATE RELEASE

CONTACTS:  Robin N. Dickson                  Michael Newman
           Chief Financial Officer           Investor Relations
           Harmonic Lightwaves, Inc.         Fi.Comm
           (408) 542-2500                    (408) 542-2760


                  HARMONIC LIGHTWAVES ANNOUNCES ACQUISITION OF
                             NEW MEDIA COMMUNICATION

  Harmonic's Presence in Digital Arena Strengthened, Expanded with Addition of
                     New Media's High-Speed Data Technology


SUNNYVALE, CALIF. -- SEPTEMBER 16,1997 -- Harmonic Lightwaves, Inc. (Nasdaq:
HLIT) today announced that it has signed a definitive agreement to acquire New Media Communication Ltd., a leader in broadband, high-speed data delivery software and hardware technology.

         Harmonic will pay approximately $19 million to the shareholders of New Media through the issuance of 1,037,911 shares of Harmonic Lightwaves common stock, and will assume all of New Media's outstanding stock options. The acquisition of New Media will enable Harmonic, a leading supplier of fiber optic transmission and digital headend products for the cable market, to offer a comprehensive solution for delivering multi-media over all major broadband networks, including cable, satellite and wireless.

         "This acquisition is an important step in our growth strategy as a provider of broadband communications systems, strengthening our position with our current cable customers, as well as taking us into new markets," said Tony Ley, president and CEO of Harmonic Lightwaves. "New Media's technology will expand our product portfolio. We will enable cable, satellite and wireless

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HARMONIC LIGHTWAVES ANNOUNCES ACQUISITION OF NEW MEDIA
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operators to provide video, audio, high-speed Internet and other advanced services over today's networks."

         New Media provides advanced headend software for the management and transmission of data. The software supports multicasting and unicasting over traditional and broadband transmission media. Complementing its innovative multi-media delivery software, New Media has developed a range of extremely high-speed broadband network interface cards (B-NICs(TM)) that are compatible with cable, satellite and LMDS/MMDS wireless transmission technologies.

         New Media's products support Internet content delivery and data broadcasting at speeds of up to 52 Mbps via cable and MMDS wireless, and up to 48 Mbps via satellite and LMDS. New Media is currently the only company offering commercially-available, high-speed data solutions on all broadband platforms, and was the first to deploy its technology in a commercial LMDS system.

         "We are very pleased to be joining Harmonic Lightwaves. Our complementary products enable the delivery of advanced digital services across a variety of broadband platforms and promote the shared vision of both companies," said Effi Atad, president and CEO of New Media. "Combining our strengths in data communications with Harmonic's broadband expertise and global market presence should allow us to provide more competitive products and complete systems to the expanding communications industry."

         New Media's commercial customers include: KMS and Thyssen Telecom, cable and satellite operators in Germany using New Media's products to deliver multi-media, including high-speed Internet, to a potential market of 390,000 households in Munich; Cellular Vision Inc., the

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HARMONIC LIGHTWAVES ANNOUNCES ACQUISITION OF NEW MEDIA
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world's first LMDS operator, which is using New Media products to deliver video and high-speed Internet services to customers in New York; and Helicon Corporation, a cable operator in New Jersey which offers high-speed Internet services to their 155,000 subscribers in nine U.S. states. In addition, New Media's products are in operation worldwide in other commercial cable systems and first-phase satellite deployments.

         New Media's focus on wireless and satellite providers complements Harmonic's worldwide customer base of cable operators. Both companies' products are compliant with international Digital Video Broadcast (DVB) and Motion Picture Expert Group (MPEG) standards. Harmonic is also active in Multi-Media Cable Network System (MCNS) standards specification and product development to further address the U.S. cable marketplace. The addition of New Media's software and expertise to Harmonic's broad range of headend equipment is expected to expand Harmonic's data transmission capabilities and to accelerate its TRANsend(TM) digital program.

         The acquisition will be accounted for under the purchase method of accounting, and Harmonic expects to recognize a substantial portion of the acquisition cost as a one-time charge for in-process technology in the quarter in which the transaction is completed. Subject to certain conditions, including Israeli regulatory approval, the companies expect the closing to occur in October. Following completion of the transaction, New Media will continue to operate out of its headquarters in Israel.


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HARMONIC LIGHTWAVES ANNOUNCES ACQUISITION OF NEW MEDIA
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ABOUT NEW MEDIA COMMUNICATION LTD.

         New Media Communication Ltd., a leader in the development of broadband data communications technologies, is currently the only company offering commercially available, high-speed solutions on all broadband platforms. In 1996, the company began deployment of its systems in the United States, Europe, Asia and the Middle East.

         New Media's data-over-broadband network software solutions were jointly developed with the IBM Science and Technology Development Center in Israel. Its hardware products are manufactured by Rockwell Semiconductor Systems. New Media is based in Tel-Aviv, Israel, maintains a sales office in New York. NY and has 16 employees.

ABOUT HARMONIC LIGHTWAVES, INC.

         Harmonic Lightwaves, Inc. is a worldwide supplier of highly integrated fiber optic transmission, digital headend and element management systems for the delivery of interactive services over broadband networks. The company designs, manufactures and markets optical transmitters, nodes, receivers, digital video compression and modulation equipment and element management hardware and software. These products are used by major communications providers, such as cable television operators, in bi-directional networks.

         Headquartered in Sunnyvale, CA., Harmonic Lightwaves sells its products internationally and maintains sales and support centers in Philadelphia, PA and the United Kingdom, and operates an R&D facility in Caesarea, Israel. The company is ISO 9001-certified and employs over 240 people. For more information, visit the company's web site at www.harmonic-lightwaves.com

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         This press release contains forward-looking statements regarding the acquisition, the potential benefits of the acquisition and the accounting treatment of the acquisition that involve a number of risks and uncertainties. These include, but are not limited to, difficulties in combining and integrating the two companies' operations, product lines and research and development efforts; the potential adverse effects of the acquisition on relationships with customers, distributors, suppliers and other business partners of the two companies; dependence on communications industry capital spending; New Media's dependence on the evolution of wireless and satellite broadband services; regulatory developments, rapid technological change; the highly competitive nature of the telecommunications industry; the Company's ability to successfully develop, manufacture and gain market acceptance of new products, in particular its digital TRANsend(TM) products and the products of New Media; and other factors more fully described in the Company's reports to the Securities and Exchange Commission, including but not limited to, the report on Form 10-K for the year ended December 31, 1996, and the reports on Form 10-Q filed during 1997. Actual results may differ materially.

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EDITORS NOTE: PRODUCT AND COMPANY NAMES USED HERE ARE TRADEMARKS OR REGISTERED
              TRADEMARKS OF THEIR RESPECTIVE COMPANIES.


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